Exhibit 99.1

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 10-13

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES EXPIRATION OF “GO SHOP” PROVISION OF MERGER AGREEMENT

WITH WELLSPRING

CARENCRO, LA – July 16, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced the expiration at 12:01 a.m. (EDT) on July 16, 2010, of the “go shop” period provided for in the previously disclosed Agreement and Plan of Merger dated June 3, 2010 (the “Merger Agreement”) by and among the Company, Wellspring OMNI Holdings Corporation, a Delaware corporation (“Parent”), and Wellspring OMNI Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), providing for the merger of Sub with and into the Company, with the Company surviving the merger as a subsidiary of Parent.

After soliciting 97 identified possible purchasers in accordance with the “go shop” provisions of the Merger Agreement, the Company did not receive any acquisition proposals. Under the terms of the Merger Agreement, the Company is no longer permitted to initiate or solicit further proposals or continue negotiations or discussions regarding an acquisition proposal. Under certain circumstances, however, subject to the specific terms and restrictions of the merger agreement, the Company may participate in discussions and negotiations with a third party if the Company receives an unsolicited acquisition proposal from such third party that the Company determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to constitute a superior proposal.

Further, the Company provides the status of pending litigation related to the merger transaction. In addition to six previously disclosed pending state court actions in Louisiana, a similar action claiming violation of federal securities laws was brought in federal court in Lafayette, Louisiana. The Company has filed the appropriate motion in the state proceedings to consolidate the state actions and to stay all such actions pending the federal court’s consideration of the federal suit. The Company and its directors believe all the actions are without merit and intend to vigorously defend against them.

About OMNI Energy Services Corp.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Services (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Safe Harbor Regarding Forward-Looking Statements

        Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the non-compliance with NASDAQ listing requirements and the possible delisting of OMNI’s securities, the ability of the Audit Committee of the Board of Directors of OMNI, with the assistance of management, to timely complete its internal review related to OMNI’s accounting for subordinated promissory notes in connection with certain acquisitions which occurred in prior periods, impact of the current economic climate,, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission (the “SEC”). In addition, there are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, but not limited to, the ability of OMNI to obtain shareholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, the merger transaction could involve unexpected costs, liabilities or delays, OMNI’s business could suffer as a result of uncertainty, if any, surrounding the merger transaction, contractual restrictions on the conduct of OMNI’s business set forth in the merger agreement, the potential loss of key personnel, the outcome of, or expenses associated with, any litigation which may arise in connection with the merger transaction. OMNI disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Important Additional Information Will be Filed With the SEC

This communication is not a solicitation of a proxy from any security holder of OMNI. In connection with the proposed transactions contemplated by the Merger Agreement OMNI has filed a preliminary proxy statement and Schedule 13E-3 and OMNI intends to file with the SEC and mail to its shareholders a definitive proxy statement and Schedule 13E-3. OMNI SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the Proxy Statement, the Schedule 13E-3 and other documents filed with the SEC by OMNI (when available) through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of such documents from OMNI by contacting OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, LA 70520, Attn: Corporate Secretary, telephone 337-896-6664.

OMNI and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement. Information regarding OMNI’s directors and executive officers is contained in OMNI’s Annual Report on Form 10-K for the year ended December 31, 2009 and its proxy statement dated April 30, 2010, each of which is filed with the SEC. You can obtain free copies of these documents from OMNI using the contact information set forth above. Additional information regarding interests of such participants will be included in the Proxy Statement and the Schedule 13E-3 that will be filed with the SEC and available free of charge as indicated above.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, dated June 4, 2010, and as Appendix A to the Company’s Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 30, 2010.

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